EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

NightHawk Biosciences, Inc.

Morrisville, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-224039 and No. 333-234105), Form S-3 (No. 333-214868, No. 333-237808, No. 333-251255, No. 333-251256 and No. 333-257051) and Form S-8 (No. 333-193453, No. 333-196763, No. 333-207108, No. 333-213133, No. 333-219238, No. 333-227699, No. 333-233352, No. 333-237137, No. 333-249466, No. 333-260120 and No. 333-267723) of Nighthawk Biosciences, Inc. of our report dated March 31, 2023, relating to the consolidated financial statements which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Raleigh, North Carolina

March 31, 2023